O N E   S T E P   A H E A D   O F   T O M O R R O W


DETAIL FROM PERIODIC TABLE DEPICTING HYDROGEN ATOM



(ECD LOGO)


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PHOTO OF PATH ALONG WOODED AVENUE (STOCK ART)



T A B L E   O F   C O N T E N T S

2.   The Leaders of ECD
4.   Ovonics@Work Around the World
4.   Strategic Relationships
6.   World-Changing Technology Solutions
7.   Information Technology
9.   Energy Generation
9.   Energy Storage
10.  People Make the Difference
12.  Shareholder Information


PHOTO OF FRONT OF HEADQUARTERS' BUILDING
PHOTO OF STAN OVSHINSKY, BOB STEMPEL AND IRIS OVSHINSKY

PICTURE OF ECD'S ANNIVERSARY COIN WITH THE WORDS INFORMATION ON ONE SIDE AND ENERGY ON THE OTHER




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                    T H E   L E A D E R S   O F   E C D

[PHOTO]
S T A N F O R D   O V S H I N S K Y
President and Chief Executive Officer

Stan Ovshinsky pioneered the fundamentally new science of amorphous and disordered materials. In 1960, Stan established ECD to use science and technology based on his game-changing discoveries to solve basic societal problems, by offering innovative solutions for building new industries. Forty-plus years later, Stan's original vision is reality. New technologies, including optical media, digital memory and the solid hydrogen storage materials, have been bolstered as a result of Stan's inventions. As a result of Stan's pioneering inventions, innovation, and vision, these technologies will continue to develop, grow, and change the world through Ovonic Solutions.

[PHOTO]
I R I S   O V S H I N S K Y
Vice President and Director

Iris Ovshinsky, co-founder of ECD with her husband, has degrees in zoology, biology, and a doctorate in biochemistry. Working as a team, the Ovshinskys pioneered breakthroughs in four major areas : energy generation, energy storage, information systems, and atomically engineered synthetic materials. They have been honored with the American Chemical Society's Heroes of Chemistry 2000 Award.

[PHOTO]
R O B E R T   S T E M P E L
Chairman

Bob Stempel retired as Chairman and Chief Executive Officer from General Motors Corporation after 34 years with the auto giant. One of the world's foremost automobile engineers, he brings to ECD his vast experience in the auto industry as well as a vision to produce zero-emissions vehicles by the end of this decade. ECD's forward-looking technology, and the intent to pioneer battery development and solid hydrogen storage, brought Bob out of retirement and to ECD.


PHOTO OF BOY WITH BUTTERFLY (STOCK ART)

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

 (PHOTO)                         (PHOTO)                    (PHOTO)
Nancy Bacon                Homero del Bosque          Dr. Benjamin Chao
Senior Vice President      Vice President,            Director of Central
and Director, ECD          Business Development       Analytical Laboratory
                           for Latin America

 (PHOTO)                         (PHOTO)                    (PHOTO)                    (PHOTO)                   (PHOTO)
Dr. Wally Czubatyj         Subhash Dhar               Michael Fetcenko           Dr. Hellmut Fritzsche      Angela Goddard
Director of                President and Chief        Senior Vice President,     Vice President and         Director of Corporate
Engineering- Troy,         Operating Officer,         Ovonic Battery             Director, ECD              Marketing
Ovonyx                     Ovonic Battery             Company
                           Company; Director, ECD

 (PHOTO)                         (PHOTO)                    (PHOTO)                    (PHOTO)                   (PHOTO)
Dr. Subhendu Guha          Dr. Masat Izu              Ghazaleh Koefod            Roger Lesinski             Dr. Alastair Livesey
President, United Solar    Vice President,            Corporate Secretary/       General Counsel            Director of Hydrogen
and Bekaert ECD            Film Technology            Shareholder Relations                                 Energy Systems
Solar Systems

 (PHOTO)                         (PHOTO)                    (PHOTO)                    (PHOTO)                   (PHOTO)
Tyler Lowrey               Thomas Neslage             Boil Pashmakov             Max Powell                 Marvin Siskind
President and Chief        Senior Vice President,     Manager of                 Vice President,            Vice President, Patent
Executive Officer,         Global Sales and           Information                African Relations          Counsel
Ovonyx                     Marketing                  Technology Research

 (PHOTO)                         (PHOTO)                    (PHOTO)
David Strand               Dr. Rosa Young             Stephan Zumsteg
Manager of Optical         Vice President,            Vice President, Chief
Memory Products            Advanced Materials         Financial Officer
                           Development and
                           Hydrogen Storage



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                         ovonics@work   AROUND THE WORLD

The world of ECD Ovonics is getting bigger.

ECD Ovonics is in a unique position of         BRAND IDENTIFIERS:
leadership and growth as the hydrogen
economy continues to evolve. With a full       Ovonic     Ovonic     Ovonic
range of technologies, advanced systems        Battery    Solar      Hydrogen
and solutions now in place, each based on      Solutions  Solutions  Solutions
Stan Ovshinsky's principles of amorphous
and disordered materials, ECD Ovonics is
moving to be a global solutions provider. We
are now entering one of the most exciting      Ovonic     Ovonic     Ovonic
times in our company's history: building       Fuel Cell  Media      Information
momentum to expand Ovonic Solutions            Solutions  Solutions  Solutions
world-wide.


We have ovonics@work in more areas than ever before. Ovonic technology can be found in a wide range of applications ... from nickel metal hydride (NiMH) batteries, to solar energy systems, to solid hydrogen storage technology, to fuel cell technology, to rewritable DVDs, to semiconductor chips, and more.

It is all part of a master plan developed over 40 years ago by our company founders. The Ovshinskys' vision enables us to solve fundamental energy and information problems through Ovonic Solutions. Today, ECD Ovonics enables the creation of new industries by developing technology and applications and marketing integrated solutions that solve basic problems.

              S T R A T E G I C   R E L A T I O N S H I P S

We have established joint ventures, licensing agreements and other strategic alliances with major companies around the world to enable us to achieve our strategic objectives.

Intel, STMicroelectronics, and BAE Systems are some of the names partnering with our joint venture company, Ovonyx, in the Information Solution side of the business. Additionally, GE has partnered with us in the Media Solutions side of our business. This is in addition to licensing agreements with names such as Ricoh, Matsushita/Panasonic, and TDK.

                              ChevronTexaco and ECD Ovonics have established
                              joint ventures for the development and
O.von.ic (o-von ik)           commercialization of advanced Energy Storage and
adj. Of or relating to        Energy Generation technologies. The joint ventures
a device whose opera-         are in the areas of our proprietary Ovonic Nickel
tion is based on the          Metal Hydride (NiMH) Battery, Ovonic Solid
Ovshinsky effect.             Hydrogen Storage(TM), and the Ovonic Regenerative
[OV(SHINSKY EFFECT) +         Fuel Cell(TM) technologies.  ECD Ovonics has
(ELECTR)ONIC.]                partnered with conventional energy companies in
                              their efforts to become total energy solutions
American Heritage Dictionary  providers. Along these lines, ECD Ovonics, its affiliates, and Chevron Energy Solutions are working together in a strategic marketing alliance.

                              Bekaert of Belgium is partnering with us in the area of Energy Generation, as we take our groundbreaking solar energy systems further into the general market during a time when energy issues are making headlines.


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PHOTO OF ROAD WITH SUNSET THROUGH TREE (STOCK ART)

LOGOS OF SEVERAL STRATEGIC ALLIES AND JOINT VENTURE PARTNERS:

           ChevronTexaco                    GE


           BEKAERT                          ST


           BAE Systems                      Rare-Earth Hi-Tech

                   W O R L D -C H A N G I N G
             T E C H N O L O G Y   S O L U T I O N S

ECD Ovonics is based on the twin pillars of energy and information. Based on our atomic engineering principles, we invent new materials, we invent products, and we invent production technologies. We lead the way to new industries in both energy and information through an integrated solutions approach. Here are some of the ways:

Ovonic Solar Solutions offers the enabling technology for the UNI-SOLAR(R) SmartRoof(TM), an all-in-one residential solar roofing system.

Ovonic Hydrogen Solutions offers the technology to provide safe, reliable ways to store and transport solid hydrogen for powering fuel-cell or internal-combustion-engine vehicles and other products.

Ovonic Battery Solutions' NiMH technology, which started the hydrogen economy, has been used throughout the world. For example, every cell phone or laptop that uses a NiMH rechargeable battery uses our technology. Our NiMH battery technology powers the Honda Insight and the Toyota Prius.

Ovonic Regenerative Fuel Cell(TM) technology will afford a lower-cost, reliable solution to energy generation.

Our continuous-web roll-to-roll technology enables the manufacture of Ovonic Media Solutions' optical media products, such as phase-change rewritable DVDs.

Ovonic Information Solutions' Ovonic Unified Memory (OUM) microelectronic technology has been licensed to our joint venture, Ovonyx. Together, we are developing high-density, non-volatile memory for commercial applications.


OVONIC HYDROGEN SOLUTIONS BRAND IDENTIFIER AND CONCEPTUAL DIAGRAM BY WHICH SOME OF THE OVONIC SOLUTIONS MAY BE USED TO PRODUCE ELECTRICITY, HYDROGEN GAS, OXYGEN GAS AND FURTHER ELECTRICITY, ALL OF WHICH MAY BE PRODUCED AND USED IN AN ENVIRONMENTALLY RESPONSIBLE MANNER. WITHIN THIS CONCEPTUAL CYCLE, HYDROGEN
AND ELECTRICITY MAY BE STORED THROUGH APPLICATION OF SOME OF THE OVONIC SOLUTIONS WITH NO NET EMISSIONS OR CONSUMPTION OF VALUABLE RESOURCES.



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               I N F O R M A T I O N   T E C H N O L O G Y

Computers are a vital component of modern life. The quest for information offers both great challenges and great opportunities as we develop our game-changing enabling technologies. Our joint ventures and divisions are working on new products and solutions that are revolutionizing the information technology landscape.

Ovonic Information Solutions is developing Ovonic Unified Memory (OUM) for commercial applications. Our joint venture called Ovonyx is a part of this development activity. Through Ovonyx, ECD Ovonics is commercializing OUM technology for microelectronic applications in conjunction with industry leaders - joint venture partner and licensee Intel, and BAE Systems and STMicroelectronics, our leading licensees.

OUM is a unique, thin-film, solid-state memory invented by Stan Ovshinsky that offers key competitive advantages for the microelectronic-memory and embedded-logic marketplace. Among the products that will use our OUM technology are cellular telephones, digital cameras, networking routers, and data services.

With a single device, OUM can replace flash memory, DRAM and SRAM, and it has unique multi-state as well as nonvolatile features. Its lower price also makes it an attractive alternative to the 30-year-old CMOS (complementary metal oxide semiconductor) technology.

At ECD Ovonics, our Ovonic Media Solutions unit develops phase-change optical memory solutions and proprietary low-cost production processes. A part of this activity is our strategic alliance and joint venture with General Electric (GE) called Ovonic Media. Ovonic Media utilizes our continuous roll-to-roll manufacturing technology to reduce the cost of producing disks. The products incorporate and advance both ECD's phase-change and GE's optical-quality polycarbonate materials. Together, we are expanding the operations to attain volume production. Our approach addresses not only the rewritable DVD market, but the read-only and write-once markets as well.


OVONIC MEDIA SOLUTIONS AND OVONIC UNIFIED MEMORY SOLUTIONS IDENTIFIERS

CONCEPTUAL DIAGRAM DEPICTING: OVONIC OPTICAL MEMORY FOR REWRITABLE CD AND DVD MEDIA FOR STORAGE OF COMPUTER AND VIDEO DATA; OVONIC UNIFIED MEMORY WHICH MAY REPLACE FLASH, DRAM, SRAM AND EMBEDDED MEMORIES FOR USE IN PCS, VIDEOS, CAMERA AND CELL PHONES



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PHOTO FROM INSIDE OF VEHICLE (STOCK ART)

OTHER PHOTOS ON PAGE:

36/42 VOLT NIMH           GASOLINE FILLING STATION     COVERED PARKING STRUCTURE
BATTERY PACK              WITH UNI-SOLAR PHOTO-        PROPOSAL WITH UNI-SOLAR
                          VOLTAICS ON ROOF             BUILDING INTEGRATED
                                                       PHOTOVOLTAICS ON THE ROOF


OVONIC NIMH POWERED       NIMH BATTERY PACK FOR        ELECTRIC SCOOTER
TRANSIT BUS               VEHICLE PROPULSION


CARPORT WITH UNI-         ELECTRIC CAR                 BUILDING WITH UNI-SOLAR
SOLAR PHOTOVOLTAICS                                    PHOTOVOLTAICS





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PHOTO OF GIRL ON TIRE SWING (STOCK ART)




                  E N E R G Y   G E N E R A T I O N

Industry projections of the demand for electric power are staggering. These projections indicate that there will be more generating capacity installed in the next 25 years than in the previous 100! The long-term market outlook is excellent.

United Solar Systems, Bekaert ECD Solar Systems and ChevronTexaco Ovonic Fuel Cell Company are joint ventures created from ECD divisions to capitalize on this market.

Bekaert ECD Solar Systems' products are marketed under the name UNI-SOLAR(R). These products have achieved world records for efficiency for amorphous materials. UNI-SOLAR(R) thin-film photovoltaics (PV) are lightweight, flexible, unbreakable, and radiation-hard. You can drive a nail through them . . . and they still produce electricity! To further reduce costs, we are building a 25-megawatt machine that will increase our production capabilities five-fold, enabling us to produce large commercial systems such as a 400-kilowatt installation that can be upgraded to generate as much as 1 megawatt for powering a ChevronTexaco oil field in California.

The ChevronTexaco Ovonic Fuel Cell Company takes advantage of ECD Ovonics' unique, low-cost, proprietary non-noble metal catalyst materials. Ovonic Regenerative Fuel Cell (TM) technology will allow for significantly superior performance (such as instant start and regenerative braking capabilities), and lower costs compared to other technologies such as Proton Exchange Membrane
(PEM) fuel cells.

                        E N E R G Y    S T O R A G E

Hydrogen is the lightest and most common element. As the world moves to reduce its dependence on fossil fuels, ECD Ovonics technology will continue to lead the way to the hydrogen economy, tapping into the ultimate non-depleting, non-polluting energy source in the universe.

For years, ECD Ovonics technology has allowed us to use hydrogen safely and efficiently in our everyday lives. Our NiMH battery technology is based on hydrogen storage materials that are a totally new approach to energy storage. All you have to remember is that if it says NiMH on your battery, it uses Ovonic technology.

Through ChevronTexaco Ovonic Battery Systems, we will continue to develop and commercialize our fully integrated battery systems. These systems are designed primarily for larger applications, such as automotive and stationary power. Our enabling technology is ideal for conventional internal-combustion vehicles' 36/42 volt systems. Further, Ovonic NiMH batteries are the battery of choice for electric vehicles (EVs) and hybrid electric vehicles (HEVs) of all types - from trucks and buses to cars and scooters.

With the formation of ChevronTexaco Ovonic Hydrogen Systems, we will continue to help accelerate the evolution of the hydrogen economy. We offer a safe, reliable way to store and transport hydrogen: using Ovonic metal hydrides. Furthermore, we have a hydrogen infrastructure patent.

In automotive applications, hydrogen stored in metal hydrides is a safe, compact system alternative to compressed gas or liquid hydrogen. We have also developed a canister system for smaller applications like generators, scooters, and lawn mowers. Quite simply, the Ovonic Hydrogen Solution is a game-changer.

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P E O P L E   M A K E   T H E   D I F F E R E N C E



ECD GROUP PHOTO IN FRONT OF ITS HEADQUARTERS

10, 11



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               S H A R E H O L D E R   I N F O R M AT I O N

ECD (NASDAQ: ENER) was founded in 1960 by Stanford R. and Iris M. Ovshinsky to solve fundamental societal problems, to further the scientific investigation of the physics and chemistry of amorphous and disordered materials, and to engineer new materials and develop products using those materials. Our focus on disordered and amorphous materials is reflected in the company's logo, which schematically depicts the bonding arrangements between atoms in an amorphous solid.

The company has developed a range of successful technologies - including products and advanced manufacturing processes - primarily within the fields of energy generation, energy storage, and information technology. Commercialization of our proprietary technologies has proceeded through the formation of major manufacturing joint ventures and licensing agreements.

ECD is listed on the Nasdaq National Market System under the trading symbol ENER. To obtain additional information about ECD or to be placed on our email distribution list for press releases, please contact:
Energy Conversion Devices, Inc.
Investor Relations
2956 Waterview Drive
Rochester Hills, Michigan 48309
Tel: 248-293-0440
Fax: 248-844-1214
Email: investor_relations@ovonic.com

Interested parties are encouraged to read the Company's Annual Report on Form 10-K, particularly the information contained in the section entitled Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995. You can learn more about ECD by visiting our web site at www.ovonic.com, or request information by emailing us at investor_relations@ovonic.com.

Transfer Agent:
EquiServe Trust Company, N.A.
P.O. Box 43011
Providence, RI 02940-3011
Shareholder Inquiries: 1-800-426-5523
www.equiserve.com



UNDERWATER SCENE WITH FISH (STOCK ART)

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PHOTO OF FIELD OF SUNFLOWERS (STOCK ART)


Energy Conversion Devices, Inc.
Investor Relations
2956 Waterview Drive
Rochester Hills, Michigan 48309
Tel: 248-293-0440
Fax: 248-844-1214
www.ovonic.com

(ECD LOGO) ovonics@work